Exhibit 3.3

CERTIFICATE OF MERGER

OF

HANOVER BANCORP, INC.

(a New York corporation)

INTO

HANOVER BANCORP, INC.

(a Maryland corporation)

Under Section 907 of the Business Corporation Law

It is hereby certified, upon behalf of each of the constituent corporations herein named, as follows:

FIRST:

The Board of Directors of each of the constituent corporations has duly adopted an Agreement and Plan of Merger (the “Plan”) setting forth the terms and conditions of the merger (the “Merger”) of the constituent corporations.

SECOND:

The name of the foreign constituent corporation, which is to be the surviving corporation, and which is hereinafter sometimes referred to as the “surviving constituent corporation”, is Hanover Bancorp, Inc. The jurisdiction of its incorporation is Maryland and the date of its incorporation is May 10, 2024. The surviving constituent corporation has not filed an application for authority to do business in the State of New York and will not conduct business in New York until an application for authority has been filed with the Department of State of the State of New York.

THIRD:

The name of the constituent domestic corporation, which is being merged into the surviving constituent corporation, and which is hereinafter sometimes referred to as the “merged constituent corporation”, is Hanover Bancorp, Inc. The date upon which its certificate of incorporation was filed by the Department of State of the State of New York is December 22, 2015.

FOURTH:

As to each constituent corporation, the Plan sets forth the designation and number of outstanding shares of each class and series, the specification of the classes and series entitled to vote on the Plan, and the specification of each class and series entitled to vote as a class on the Plan, as follows:

Name of Corporation	Designation and number of Shares in each class or series outstanding	Class or Series of Shares entitled to Vote	Class or Series entitled to Vote as a Class
Hanover Bancorp, Inc., a New York corporation	17,000,00 shares of common stock authorized; 7,229,404	7,229,404	0

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	issued and 7,229,404 outstanding
	Preferred stock, Series A (15,000,000 shares authorized; issued and outstanding 450,000 and none, respectively	0	0
Hanover Bancorp, Inc., a Maryland corporation	17,000,00 shares of common stock; 1 issued and 1 outstanding	1	0

FIFTH:

The Merger was authorized in respect of the merged constituent corporation, by the vote of holders of the outstanding shares of the Common Stock of the merged constituent corporation entitled to vote on the Plan, having not less than the minimum requisite proportion of votes.

SIXTH:	The Merger is permitted by the laws of the jurisdiction of incorporation of the surviving constituent corporation and is in compliance with said laws.

SEVENTH:

The surviving constituent corporation agrees that it may be served with process in the State of New York in any action or special proceeding for the enforcement of any liability or obligation of the merged constituent corporation, for the enforcement of any liability or obligation of the surviving constituent corporation for which the surviving constituent corporation is previously amenable to suit in the State of New York.

EIGHTH:

The surviving constituent corporation agrees that, subject to the provisions of Section 623 of the BCL, it will promptly pay to the shareholders of the merged constituent corporation the amount, if any, to which they shall be entitled under the provisions of the BCL relating to the rights of shareholders to receive payment for their shares.

NINTH:

The surviving constituent corporation hereby designates the Secretary of State of the State of New York as its agent upon whom process against it may be served in the manner set forth in paragraph (b) of Section 306 of the BCL in any action or special proceeding. The post office address without the State of New York to which the said Secretary of State shall mail a copy of any process against the surviving constituent corporation served upon him is: 80 East Jericho Turnpike, Mineola NY 11501.

TENTH:

The constituent domestic corporation hereby certifies that all fees and taxes (including penalties and interest) administered by the Department of Taxation and Finance of the State of New York (the “NYSDTF”) which are then due and payable by the constituent domestic corporation have been paid and that a cessation franchise tax report (estimated or final) through the anticipated date of the Merger (which tax report, if estimated, shall be subject to amendment) has been filed by  the constituent domestic corporation. The surviving constituent corporation agrees that it will, within thirty days after the filing of the certificate of merger, file the cessation tax report (if an estimated report was previously filed) and promptly pay

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to the NYSDTF all fees and taxes (including penalties and interest), if any, which are now due and payable by the constituent domestic corporation to the NYSDTF.

ELEVENTH:	The effective date of the Merger, insofar as the provisions of the BCL govern such effective date, shall be the 25th day of June, 2025.

[Signatures appear on the following page]

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IN WITNESS WHEREOF, each constituent corporation has cause this Certificate of Merger to be signed by its authorized officer as of this 25th day of June, 2025.

Michelle Mihas Senior Vice President, Corporate Secretary
Attest: /s/ Michelle Mihas ____________________________ Name:Michelle Mihas Title: Senior Vice President, Corporate Secretary	Hanover Bancorp, Inc., a New York corporation /s/ Michael P. Puorro By:____________________________ Name: Michael P. Puorro Title: Chairman & CEO

Attest: /s/ Michelle Mihas ____________________________ Michelle Mihas Title: Senior Vice President, Corporate Secretary	Hanover Bancorp, Inc., a Maryland corporation /s/ Michael P. Puorro By:____________________________ Name: Michael P. Puorro Title: Chairman & CEO

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